Exhibit 10.31

BIOSANTE PHARMACEUTICALS, INC.

DESCRIPTION OF NON-EMPLOYEE DIRECTOR
COMPENSATION ARRANGEMENTS

Retainer and Meeting Fees. We pay each of our non-employee directors, other than the Chairman of the Board and the chairman of each board committee, an annual cash retainer of $20,000, paid on a quarterly basis. We pay the Chairman of the Board a $45,000 annual retainer, the Chairman of the Audit and Finance Committee a $30,000 annual retainer and the Chairman of each of the Nominating and Corporate Governance Committee and Compensation Committee a $25,000 annual retainer, also paid on a quarterly basis. In addition, we pay each of our non-employee directors an additional cash fee of $2,000 for each board meeting attended in person, $1,000 for each board meeting attended via telephone and $1,000 for each board committee meeting attended in person or via telephone. We do not compensate Stephen M. Simes, our Vice Chairman, President and Chief Executive Officer, separately for serving on the board of directors or any of the board committees.

Annual Stock Options. Non-employee directors, other than the Chairman of the Board, are granted an annual option to purchase 10,000 shares of BioSante common stock on March 31 of each year. The Chairman of the Board is granted an annual option to purchase 15,000 shares of BioSante common stock on March 31 of each year. Such option vests one year from the date of grant.

Initial Stock Options. Non-employee directors initially elected to the board of directors are granted an option to purchase 15,000 shares of BioSante common stock. Such option vests annually over four years.

Reimbursement of Expenses. Non-employee directors are reimbursed for out-of-pocket expenses incurred in connection with attending board and board committee meetings.